Exhibit 3.4.2

CERTIFICATE OF AMENDMENT

to the

RESTATED CERTIFICATE OF INCORPORATION

of

PHILLIPS PETROLEUM COMPANY

(to be renamed ConocoPhillips Company)

Phillips Petroleum Company (“Phillips”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

1. The amendments to Phillips’ Restated Certificate of Incorporation set forth below were duly adopted in accordance with the provisions of Section 242 of the DGCL and have been consented to in writing by the sole stockholder of Phillips in accordance with Section 228 of the DGCL.

2. Phillips’ Restated Certificate of Incorporation is hereby amended by deleting Article I thereof and replacing in lieu thereof a new Article I reading in its entirety as follows:

“The name of the corporation (which is hereinafter referred to as the “Corporation”) is ConocoPhillips Company.”

3. Phillips’ Restated Certificate of Incorporation is hereby amended by deleting Section 1 of Article IV thereof and replacing in lieu thereof a new Section 1 reading in its entirety as follows:

“Section 1. The Corporation shall be authorized to issue 2,100 shares of capital stock, of which 2,100 shares shall be shares of Common Stock, $.01 par value (“Common Stock”).”

4. Pursuant to Section 103(d) of the DGCL, this amendment will become effective at 11:00 p.m., Eastern time, on December 31, 2002.

IN WITNESS WHEREOF, Phillips has caused this certificate to be executed this 12th day of December 2002.

PHILLIPS PETROLEUM COMPANY

By:	/s/ Rick A. Harrington
Name:	Rick A. Harrington
Title:	Senior Vice President, Legal,
and General Counsel